RCI Reports 3Q22 Club & Restaurant Sales and Share Buybacks
Twitter Spaces Conference Call Today at 10:30 AM ET
HOUSTON—July 12, 2022—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants of $70.1 million for the fiscal third quarter ended June 30, 2022. Sales do not include non-core operations and are preliminary and subject to final closing. Full 3Q22 financial results are expected by August 9. RCI also announced it bought back 168,069 shares in 3Q22 totaling $9.2 million.
Eric Langan, President and CEO of RCI Hospitality Holdings, Inc., EVP Travis Reese, and CFO Bradley Chhay will participate in a Twitter Spaces conference call regarding today’s news at 10:30 AM ET. The Twitter Spaces call will be hosted by Mr. Langan; co-hosted by WOLF Financial and Mark Moran of Litquidity; and accessible at https://twitter.com/i/spaces/1lDGLLLYMQwGm. A replay will be available immediately thereafter.
“We’re pleased revenues hit the higher end of our target annual run rate of $260-$280 million,” Mr. Langan said. “The third quarter was the first period since 1Q20 not affected by COVID. It also benefitted from the full integration of our 1Q22 club acquisitions. Bombshells faced comparisons to an unusually strong year-ago quarter, when it was one of the few bar and restaurant chains open in Texas, with little competition due to the state of COVID at the time. Otherwise, Bombshells saw typical seasonal trends. Armed with high cash balances from strong sales, we took advantage of market conditions to repurchase 1.78% of shares outstanding since March 31, 2022, and we ended the quarter with $37.5 million cash and cash equivalents.”
Club & Restaurant Sales ($ in Millions)

	3Q22 Total Sales	Total Sales vs. 3Q21	Same-Store Sales vs. 3Q21
Combined	$70.1	+23.7%	-0.1%
Nightclubs	$54.3	+33.8%	+4.8%
Bombshells	$15.8	-1.9%	-12.3%

	9M22 Total Sales	Total Sales vs. 9M21	Same-Store Sales vs. 9M21
Combined	$194.3	+40.7%	+8.4%
Nightclubs	$148.4	+54.9%	+13.2%
Bombshells	$45.9	+8.7%	-1.6%
Share Buybacks

	3Q22	9M22	FY16-9M22
Repurchased Shares	168,069	213,712	1,769,279
Total Cash Used for Repurchase ($M)	$9.2	$12.1	$34.6
Average Price Per Share	$54.81	$56.42	$19.58

Notes
Club acquisitions contributed sales of $11.8 million in 3Q22 and $27.0 million in 9M22. 11 clubs were acquired in October, one in November, and one in early May. Northern clubs continued to rebound. Clubs in key markets benefited from customer traffic related to major sporting events and NFT conferences.
Bombshells Arlington contributed sales of $1.7 million in 3Q22 and $4.3 million since its December opening. Bombshells’ first franchisee in San Antonio has seen very strong sales since opening June 27.
The COVID pandemic first impacted sales in RCI’s 2Q20. All locations were required to close mid-March 2020. Bombshells and some Nightclubs began to reopen May 2020. All Nightclubs were not fully reopened to their full operating hours until 4Q21.
All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) www.rcihospitality.com
With more than 50 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas-Fort Worth, Houston, Miami, Minneapolis, Denver, St. Louis, Charlotte, Pittsburgh, Raleigh, Louisville, and other markets operate under brand names such as Rick's Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2021, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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